UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 28, 2010

Jazz Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective June 28, 2010, Jazz Pharmaceuticals, Inc. (the “Company”) and its wholly-owned subsidiary, JPI Commercial, LLC (“JPIC” and together with the Company, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with the lenders thereto (the “Lenders”) and Silicon Valley Bank, as administrative agent (the “Agent”), pursuant to which the Lenders agreed to provide an aggregate of up to $65 million of new credit facilities for a term of three years (the “Credit Facilities”). The Credit Facilities consist of a senior secured revolving credit facility in a principal amount of up to $15 million (the “Revolving Credit Facility”) and senior secured term loans in an aggregate principal amount of $50 million (the “Term Loans”). The Credit Facilities were made available concurrently at a single closing on June 30, 2010 (the “Funding Date”). On the Funding Date, the Company borrowed $58 million, consisting of $50 million of Term Loans and $8 million in borrowings under the Revolving Credit Facility. The borrowing availability under the Revolving Credit Facility will vary according to the levels of the Company’s eligible accounts receivable and other terms and conditions described in the Credit Agreement and is limited to no more than $8.0 million until January 1, 2011. The Credit Facilities are secured by substantially all of the assets of the Borrowers. The Company used the net proceeds of the Term Loans and the borrowings under the Revolving Credit Facility, together with cash on hand, to prepay (a) all of the remaining outstanding 15% senior secured notes (the “Senior Notes”) issued by JPIC under that certain Senior Secured Note and Warrant Purchase Agreement, dated as of March 14, 2008 and amended by that certain Amendment and Waiver Agreement, dated as of November 10, 2009, among the purchasers named therein, the Borrowers and LB I Group Inc., and (b) all of its obligations under that certain Amended and Restated Loan and Security Agreement, dated May 22, 2008 and as amended or otherwise modified to date, between the Company and Silicon Valley Bank.

The Borrowers may repay and reborrow loans under the Revolving Credit Facility at any time without premium or penalty. The Term Loans are repayable in twelve equal quarterly installments of $4.2 million beginning with September 30, 2010. Both the Revolving Credit Facility and the Term Loans will mature on June 28, 2013. The Borrowers may also prepay the Term Loans (in whole or in part) and terminate or reduce the commitments of the Lenders to make loans under the Revolving Credit Facility at any time but must pay a prepayment fee equal to (a) with respect to any Term Loan prepayment or termination or reduction of commitments during the period commencing on the Funding Date and ending on the first anniversary of the Funding Date, 2% of the aggregate amount of the Term Loans so prepaid or commitments so terminated or reduced, and (b) with respect to any Term Loan prepayment or termination or reduction of commitments made during the period commencing on the first anniversary of the Funding Date and ending on the second anniversary of the Funding Date, 1% of the aggregate amount of the Term Loans so prepaid or commitments so terminated or reduced.

Pursuant to the Credit Agreement, borrowings under the Credit Facilities, at the Borrowers’ option, bear interest either at an annual rate equal to (a) the higher of (i) the prime rate (as announced in the Wall Street Journal) or (ii) the Federal Funds Effective Rate plus 0.5% plus, in each case, a margin ranging from 1% to 2.5% based on the ratio of the Company’s reported total consolidated debt to its consolidated EBITDA, or (b) LIBOR based on the applicable LIBOR interest period (subject to a LIBOR floor of 0.75%), plus a margin ranging from 3% to 5% based on the ratio of the Company’s reported total consolidated debt to its consolidated EBITDA.

The Revolving Credit Facility has a commitment fee payable on the undrawn Revolving Credit Facility amount set at a rate per annum equal to 0.75%, provided that once the Company delivers consolidated financial statements for the fiscal quarter ending December 31, 2010 with a compliance certificate, such rate will be set at a rate per annum ranging from 0.5% to 0.75% based on the ratio of the Company’s reported total consolidated debt to its consolidated EBITDA. The Revolving Credit Facility includes a $15 million sub-limit for the issuance of letters of credit and a $15 million sub-limit for swingline loans to be provided by Silicon Valley Bank as swingline lender. The Credit Agreement requires the Company to comply with the following financial covenants:

•

Maintain a minimum consolidated fixed charge coverage ratio (defined as the ratio of the Company’s rolling four quarter consolidated EBITDA less its capital expenditures to its consolidated interest expense and other fixed charges) of not less than 1.25:1 for each quarterly period through June 30, 2011 and 1.5:1 thereafter.

•

Maintain a maximum leverage ratio (defined as the ratio of the Company’s total consolidated debt to its rolling four quarter consolidated EBITDA) of not more than 2:1 for each quarterly period through June 30, 2011 and 1.5:1 thereafter.

•

Maintain, as at the end of each month, beginning with the month ended September 30, 2010 through March 31, 2011, minimum liquidity (defined as cash, cash equivalents and available borrowings under the Revolving Credit Facility) of not less than $10 million, and as at the end of any month after March 31, 2011, minimum liquidity of not less than $20 million.

The Credit Agreement contains customary operating covenants, including covenants restricting the ability of the Borrowers or their subsidiaries to incur indebtedness and liens; effect mergers, consolidations and other fundamental changes to the Borrowers; dispose of assets or enter into sale-leaseback transactions; pay dividends or other restricted payments; make loans, advances or other investments; and enter into transactions with affiliates.

Events of default under the Credit Agreement include: the failure by the Borrowers to timely make payments due under the Credit Agreement; material misrepresentations or misstatements in any representation or warranty of either of the Borrowers; failure by either of the Borrowers to comply with their covenants under the Credit Agreement and other related agreements; acceleration of a specified amount of other indebtedness of either of the Borrowers or their respective subsidiaries; insolvency or bankruptcy-related events with respect to either of the Borrowers or their respective subsidiaries; certain ERISA-related events reasonably expected to have a material adverse effect on either of the Borrowers; certain judgments against either of the Borrowers or their respective subsidiaries; a material impairment in the value or priority of the Agent’s lien upon the collateral secured under the Credit Agreement; the guarantees by the Borrowers with respect to the Credit Facility cease to be in full force and effect; a change of control shall occur; or the occurrence of a material adverse effect.

If one or more events of default under the Credit Agreement occurs and continues beyond any applicable cure period, the Agent may declare all or part of the obligations under the Credit Agreement to be immediately due and payable and stop advancing money or extending credit under the Credit Agreement.

The description of the Credit Agreement in this Current Report on Form 8-K does not purport to be complete, is subject to modification under certain circumstances and is qualified in its entirety by reference to the complete copy of the Credit Agreement, a copy of which is filed as Exhibit 10.56 hereto.

Item 2.02.	Results of Operations and Financial Condition.

On June 30, 2010, the Company issued a press release announcing the transactions described in Item 1.01 above and announcing that in connection with the prepayment of the Senior Notes, the Company expects to record a loss on extinguishment of debt of $12.3 million in the quarter ending June 30, 2010, which is expected to be comprised of $8.5 million of prepayment premiums and fees, and a one-time non-cash charge of $3.8 million primarily related to unamortized debt discount. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information in this Item 2.02 and in the press release furnished as Exhibit 99.1 to this current report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the press release furnished as Exhibit 99.1 to this current report shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Jazz Pharmaceuticals, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.56	Senior Secured Credit Facilities Credit Agreement, dated as of June 28, 2010, among the Registrant, JPI Commercial, LLC, the several lenders from time to time parties thereto and Silicon Valley Bank, as Administrative Agent

99.1	Press Release, dated June 30, 2010, titled “Jazz Pharmaceuticals Announces Completion of Refinancing of its 15% Senior Secured Notes Due June 2011 with Closing of $50 Million Term Loan Due June 2013”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jazz Pharmaceuticals, Inc.

Date: June 30, 2010	By:	/S/ KATHRYN E. FALBERG
Kathryn E. Falberg
Sr. Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.56	Senior Secured Credit Facilities Credit Agreement, dated as of June 28, 2010, among the Registrant, JPI Commercial, LLC, the several lenders from time to time parties thereto and Silicon Valley Bank, as Administrative Agent

99.1	Press Release, dated June 30, 2010, titled “Jazz Pharmaceuticals Announces Completion of Refinancing of its 15% Senior Secured Notes Due June 2011 with Closing of $50 Million Term Loan Due June 2013”